UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2007

NETBANK, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Windward Ridge Parkway, Alpharetta, GA	30005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 770-343-6006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

At September 30, 2006, the carrying value of goodwill and intangibles that NetBank, Inc. (the “Company”) assigned to its subsidiary, NetBank Payment Systems, Inc. (“NPS”), the entity through which the Company primarily operates its ATM and merchant processing business, was $28.5 million. The Company began marketing NPS for sale in the fourth quarter of 2006 and has since received bids from a number of interested entities. Management is now working to effect a transaction, although no assurance can be given that any transaction will be consummated. In connection with this process, on January 31, 2007, authorized officers of the Company decided to write down the carrying value of goodwill and intangibles assigned to NPS based on the pricing ranges it observed during the marketing process. As a result, the Company expects to record a non-cash, pre-tax impairment charge of approximately $9.7 million for the impairment of goodwill and intangibles assigned to NPS as of December 31, 2006. This impairment charge is not expected to result in any future cash expenditures.

Item 7.01 Regulation FD Disclosure.

On February 6, 2007, NetBank, Inc. (“NetBank”) posted its “Monthly Operating Statistics and Financial Data” report to its Web site.  The report contains select monthly operating results and earnings guidance.  The report is attached as Exhibit 99 to this report and is incorporated by reference herein.

The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following materials are filed as exhibits to this current report:

Exhibit Number	Description of Exhibit
99	NetBank, Inc. Monthly Operating Statistics and Financial Data

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetBank, Inc.
(Registrant)

Date: February 6, 2007	/s/ James P. Gross
(Signature)

James P. Gross
Chief Finance Executive